UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2007
SPANISH BROADCASTING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27823 (Commission File Number)	13-3827791 (IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida (Address of principal executive offices)	33133 (Zip Code)
(305) 441-6901
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On April 5, 2007, Spanish Broadcasting System, Inc. (the “Company”) notified The Nasdaq Stock Market, Inc. (“Nasdaq”) that due to the vacancy created by Dan Mason’s voluntary resignation as a member of the Board of Directors (the “Board”) and the Audit Committee, the Company was no longer in compliance with NASD Rule 4350(d)(2)(A) pertaining to audit committee requirements. Mr. Mason, who was one of the Company’s independent directors and a member of the Company’s Audit Committee, resigned from the Board because he recently joined a broadcasting company, and his position with that company will require a substantial devotion of his time and attention.
     As a result, on April 11, 2007, the Company received a letter from Nasdaq notifying the Company that it is not in compliance with the audit committee requirements as set forth in Nasdaq Marketplace Rule 4350.
Nasdaq’s letter advises the Company that, consistent with Nasdaq Marketplace Rules 4350(c)(1) and 4350(d)(4), Nasdaq will provide the Company a cure period to regain compliance as follows:
•	until the earlier of the Company’s next annual shareholders’ meeting or April 2, 2008; or

•	if the next annual shareholders’ meeting is held before October 1, 2007, then the Company must evidence compliance no later than October 1, 2007.
     Since the Company intends to hold its next annual shareholders’ meeting before October 1, 2007, the Company has until October 1, 2007 to regain compliance. The Company fully intends to regain compliance with the audit committee requirements within the cure period allowed by Nasdaq.
Item 9.01 Financial Statements and Exhibits
(d)     Exhibits
          99.1     Press Release of Spanish Broadcasting System, Inc. dated April 17, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC.
April 17, 2007	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Executive Vice President and Secretary

Exhibit Index

Exhibit Number	Description

99.1	Press Release of Spanish Broadcasting System, Inc. dated April 17, 2007

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